EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of June 7, 2020 by and among Commvault Systems, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, $0.01 par value per share, of the Company (the Common Stock”) totaling, in the aggregate, 4,316,000 shares, or approximately 9.3% of the Common Stock issued and outstanding on the date hereof;
WHEREAS, Starboard submitted a letter to the Company on April 9, 2020 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”); and
WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.	Board Appointments and Related Agreements.
(a)          Board Appointments
(i)          The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignations tendered by Alan G. Bunte, Frank J. Fanzilli, Jr. and Daniel Pulver as Class II directors of the Company, who the Company hereby represents have submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective immediately prior to the appointment of the Starboard Independent Appointees (as defined below) to the Board and (B) appoint R. Todd Bradley, Arlen Shenkman and Allison Pickens (each a “Starboard Independent Appointee” and collectively, the “Starboard Independent Appointees”) as Class II directors of the Company with terms expiring at the 2020 Annual Meeting. The Company agrees that it will nominate the Starboard Independent Appointees for election at the 2020 Annual Meeting as Class II directors with terms expiring at the Company’s 2023 Annual Meeting of

Stockholders and will recommend, support and solicit proxies for the election of the Starboard Independent Appointees at the 2020 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other Class II director nominee.  The Company shall use its reasonable best efforts to hold the 2020 Annual Meeting no later than August 30, 2020.
(ii)          If any Starboard Independent Appointee (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 3% of the Company’s then-outstanding Common Stock and 1,388,180 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Starboard Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Starboard Replacement Director”). Any Starboard Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to NASDAQ listing standards, (C) have the relevant financial and business experience to be a director of the Company, (D) satisfy the publicly disclosed guidelines and policies of the Company with respect to service on the Board and (E) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard).  The Nominations and Governance Committee shall make its determination and recommendation regarding whether such Starboard Replacement Director nominee meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv) and (2) representatives of the Board have conducted customary interview(s) and background checks of such nominee, if such interviews or background checks are requested by the Board or the Nominations and Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) and background checks contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominations and Governance Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominations and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Nominations and Governance Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominations and Governance Committee’s recommendation of such Starboard Replacement Director; provided, however, that if the Board does not appoint such Starboard Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Starboard Replacement Director is elected to the Board. Subject to NASDAQ rules and applicable law, upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NASDAQ rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee of the Board, the other Starboard Independent Appointee will serve as an interim member of such applicable committee.  Any Starboard Replacement Director designated pursuant to this Section 1(a)(ii) replacing a Starboard Independent Appointee prior to the mailing of the Company’s definitive proxy statement for the 2020 Annual Meeting shall stand for election at the 2020 Annual Meeting together with the other director nominees.
(iii)          During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not (A) increase the size of the Board to more than eleven (11) directors or (B) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard.
(b)          Board Committees.
(i)          Operating Committee.
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) form an Operating Committee of the Board (the “Operating Committee”) to oversee the Company’s budgeting processes and to work with management to establish margin targets and a balanced capital allocation policy for the Company, which targets and policy will be publicly announced no later than with the quarterly announcement for the quarter ended December 31, 2020 (provided, however, that if the Operating Committee determines that it would be in the Company’s best interests to make such announcement earlier than such time, then the deadline for making such announcement shall be such earlier time as shall be determined by the Operating Committee) and (B) appoint R. Todd Bradley, Arlen Shenkman and Charles Moran to the Operating Committee, and appoint Mr. Shenkman as its Chairperson.  Immediately upon the formation of the Operating Committee, the Company agrees that Starboard shall have the opportunity to meet or speak with the Operating Committee in order to discuss and share information with the Operating Committee relating to Starboard’s views on the establishment of the margin targets and to make recommendations to the Operating Committee regarding such margin targets.  The Company further agrees that, subject to entering into a customary, short-term non-disclosure agreement with the Company in a form to be agreed between the Parties, Starboard will be entitled to review and discuss the Operating Committee’s recommendations on the margin targets prior to such targets being approved by the Board and publicly announced.  During the Standstill Period, the Operating Committee shall be composed of three (3) directors, including Messrs. Bradley and Shenkman and Charles Moran, with Mr. Shenkman serving as its Chairperson.  The Operating Committee will be provided with the resources and authority necessary for the Operating Committee to discharge its purpose, including to hire and direct the work of any consultant and/or adviser to assist the Operating Committee if requested by the Operating Committee.
(ii)          Audit Committee.
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Arlen Shenkman to the Audit Committee of the Board.  During the Standstill Period, unless otherwise agreed by the Audit Committee, the Audit Committee shall be composed of three (3) directors, consisting of Mr. Shenkman, Charles Moran and David Walker.
(iii)          Compensation Committee.
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint R. Todd Bradley to the Compensation Committee of the Board.  During the Standstill Period, unless otherwise agreed by the Compensation Committee, the Compensation Committee shall be composed of three (3) directors, consisting of Mr. Bradley, Keith Geeslin and YY Lee.
(iv)          Nominations and Governance Committee.
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Allison Pickens to the Nominations and Governance Committee of the Board.  During the Standstill Period, unless otherwise agreed by the Nominations and Governance Committee, the Nominations and Governance Committee shall be composed of three (3) directors, consisting of Ms. Pickens, Gary Smith, and Martha Bejar.
(v)          Executive Committee
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to cause the Executive Committee of the Board to be disbanded.
(vi)          Director Committee Appointments.
Subject to NASDAQ rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Starboard Independent Appointee (or a Starboard Replacement Director).  Without limiting the foregoing, the Board shall give each of the Starboard Independent Appointees the same due consideration for membership to any committee of the Board as any other independent director.
(c)          Additional Agreements.
(i)          Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)          Starboard, on behalf of itself and its controlled Affiliates and Associates, hereby irrevocably withdraws its Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).
(iii)          Starboard shall appear in person or by proxy at the 2020 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2020 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ended March 31, 2021, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2020 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2020 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.  Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s stockholders held during the Standstill Period and, to the extent any such special meeting includes the appointment, election or removal of directors, vote all shares of Common Stock beneficially owned by Starboard at such special meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of directors.
(iv)          Starboard acknowledges that, prior to the date of this Agreement, each Starboard Independent Appointee and prior to any appointment, each Starboard Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire, all other documents required of nominees for director pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) and other reasonable and customary director onboarding documentation applicable to directors of the Company.
(v)          The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2020 Annual Meeting, that each of the Starboard Independent Appointees is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers.
2.	Standstill Provisions.
(a)          Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2021 Annual Meeting pursuant to the Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:
(i)          engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;
(ii)          form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the persons or entities listed on the signature pages hereto (referred to herein as the members of Starboard), but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(iii)          deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;
(iv)          seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2021 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)          (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;
(vi)          seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;
(vii)          advise, knowingly encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or
(viii)          make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.
(b)          Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.
(c)          Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any Starboard Independent Appointee (or a Starboard Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.
3.	Representations and Warranties of the Company.
The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) immediately prior to entering into this Agreement, the Board was composed of eleven (11) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.
4.	Representations and Warranties of Starboard.
Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own 4,316,000 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of  shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Starboard has not (except as disclosed in the Nomination Letter), directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate, any of the Starboard Independent Appointees (or any Starboard Replacement Director, if applicable) for serving as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.
5.	Press Release.
Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange, or with the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange.
6.	Specific Performance.
Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.
7.	Expenses.
The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings, its preparation and delivery of the Nomination Letter, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $350,000 in the aggregate.
8.	Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
9.	Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers (as applicable) for such communications shall be:
If to the Company:
Commvault Systems, Inc. 1 Commvault Way Tinton Falls, New Jersey 07724
Attention:	Warren Mondschein, Esq.
E-mail:	wmondschein@commvault.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
Attention:	Scott A. Barshay, Esq. Steven J. Williams, Esq.
Facsimile:	(212) 757-3990
E-mail:	sbarshay@paulweiss.com swilliams@paulweiss.com

If to Starboard or any member thereof:

Starboard Value LP 777 Third Avenue, 18th Floor New York, NY 10017
Attention:	Jeffrey C. Smith Peter A. Feld
Facsimile:	(212) 845-7989
E-mail:	jsmith@starboardvalue.com pfeld@starboardvalue.com
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019
Attention:	Steve Wolosky, Esq. Andrew Freedman, Esq.
Facsimile:	(212) 451-2222
E-mail:	swolosky@olshanlaw.com afreedman@olshanlaw.com
10.	Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
12.	Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.
13.	Securities Laws.
Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.
This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Section 8, Section 9, Section 10, Section 13 and Section 14, and any liability for breach prior to such termination, in each case which shall survive such termination.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
COMMVAULT SYSTEMS, INC.

By:	/s/ Warren H. Mondschein
	Name:	Warren H. Mondschein
	Title:	Vice President and General Counsel

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value L LP, its general partner

STARBOARD VALUE L LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC
By:	Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Agreement]

JEFFREY C. SMITH PETER A. FELD

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Individually and as Attorney-in-Fact for Peter A. Feld

[Signature Page to Agreement]

Exhibit A
Press Release
(See Exhibit 99.1)